Exhibit 99.1
FOR IMMEDIATE RELEASE
Veeva Announces Fiscal 2025 First Quarter Results
Total Revenues of $650.3M, up 24% Year Over Year;
Subscription Services Revenues of $534.0M, up 29% Year Over Year
PLEASANTON, CA - May 30, 2024 - Veeva Systems Inc. (NYSE: VEEV), a leading provider of industry cloud solutions for the global life sciences industry, today announced results for its first quarter ended April 30, 2024.
“Thanks to our customers and the Veeva team we had an excellent start to the year,” said CEO Peter Gassner. “We made major progress in Development Cloud, Commercial Cloud, and Data Cloud.”
Fiscal 2025 First Quarter Results:
•Revenues(1): Total revenues for the first quarter were $650.3 million, up from $526.3 million one year ago, an increase of 24% year over year. Subscription services revenues for the first quarter were $534.0 million, up from $414.5 million one year ago, an increase of 29% year over year.
•Operating Income and Non-GAAP Operating Income(1)(2): First quarter operating income was $155.2 million, compared to $61.5 million one year ago, an increase of 152% year over year. Non-GAAP operating income for the first quarter was $260.9 million, compared to $157.0 million one year ago, an increase of 66% year over year.
•Net Income and Non-GAAP Net Income(1)(2): First quarter net income was $161.7 million, compared to $131.5 million one year ago, an increase of 23% year over year. Non-GAAP net income for the first quarter was $247.0 million, compared to $147.9 million one year ago, an increase of 67% year over year.
•Net Income per Share and Non-GAAP Net Income per Share(1)(2): For the first quarter, fully diluted net income per share was $0.98, compared to $0.81 one year ago, while non-GAAP fully diluted net income per share was $1.50, compared to $0.91 one year ago.
“Our results in the first quarter exceeded our guidance on all metrics,” said interim CFO and Board Director Tim Cabral. “We are investing for durable growth, and I am confident our commitment to customer success and product excellence will enable us to execute on the significant life sciences opportunity ahead.”
Recent Highlights:
•Three Top 20 Biopharmas Select Multiple Veeva Development Cloud Applications – Momentum continued in the quarter, with significant wins in clinical, quality, regulatory, and safety including three top 20 biopharma wins for multiple Development Cloud applications. All three wins included clinical, a critical area for the industry with a lot of potential and where the majority of Veeva's 11 clinical products are in the early stages of adoption.
•Veeva Vault Basics Now Available – Vault Basics applications are preconfigured with industry standard processes and managed by Veeva with no implementation cost. This allows emerging biotechs to start with Development Cloud earlier in their lifecycle then graduate easily to full Development Cloud as they grow.

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	1

•Vault CRM Suite Progress Continues – With a unique ability to bring together sales, marketing, and medical in a single Vault for connected customer data, content, and processes, the Vault CRM Suite can help the industry realize the vision of true customer centricity. Major progress toward this goal continued with the full availability of Vault CRM for all new customers in April. Multiple customers are already live and there were 13 CRM wins in the quarter. Veeva also announced planned availability dates for new applications in the Vault CRM Suite with Service Center coming in August and Campaign Manager in December.
•Better Commercial Data for the Industry with Veeva Data Cloud – Veeva added a record 21 new brands for Compass Patient in the first quarter, including its first seven-figure enterprise-wide win with a top 50 biopharma. It also signed the first Compass Prescriber and Compass National customers, following the products’ release in January. Compass is gaining traction because it delivers data for in-office therapies and retail prescriptions, giving customers more complete and more accurate data than legacy alternatives. Veeva Link also continued to progress well, crossing the 100-customer mark, as the industry enhances engagement through real-time intelligence.
Financial Outlook:
Veeva is providing guidance for its fiscal second quarter ending July 31, 2024 as follows:
•Total revenues between $666 and $669 million.
•Non-GAAP operating income between $265 and $267 million(3).
•Non-GAAP fully diluted net income per share between $1.53 and $1.54(3).
Veeva is providing updated guidance for its fiscal year ending January 31, 2025 as follows:
•Total revenues between $2,700 and $2,710 million.
•Non-GAAP operating income of about $1,070 million(3).
•Non-GAAP fully diluted net income per share of approximately $6.16(3).
Conference Call Information
Prepared remarks and an investor presentation providing additional information and analysis can be found on Veeva's investor relations website at ir.veeva.com. Veeva will host a Q&A conference call at 2:00 p.m. PT today, May 30, 2024, and a replay of the call will be available on Veeva's investor relations website.

What:	Veeva Systems Fiscal 2025 First Quarter Results Conference Call
When:	Thursday, May 30, 2024
Time:	2:00 p.m. PT (5:00 p.m. ET)
Online Registration:	https://registrations.events/direct/Q4I8741326
Webcast:	ir.veeva.com

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	2

___________
(1) The customer contracting change that standardized termination for convenience (TFC) rights in our master subscription agreements resulted in a change in the timing of revenue for certain customer contracts and reduced revenues, operating income and non-GAAP operating income, and net income and non-GAAP net income in the first quarter of fiscal 2024.
(2) This press release uses non-GAAP financial metrics that are adjusted for the impact of various GAAP items. See the section titled “Non-GAAP Financial Measures” and the tables entitled “Reconciliation of GAAP to Non-GAAP Financial Measures” below for details.
(3) Veeva is not able, at this time, to provide GAAP targets for operating income and fully diluted net income per share for the second fiscal quarter ending July 31, 2024 or the fiscal year ending January 31, 2025 because of the difficulty of estimating certain items excluded from non-GAAP operating income and non-GAAP fully diluted net income per share that cannot be reasonably predicted, such as charges related to stock-based compensation expense. The effect of these excluded items may be significant.
About Veeva Systems
Veeva is the global leader in cloud software for the life sciences industry. Committed to innovation, product excellence, and customer success, Veeva serves more than 1,000 customers, ranging from the world’s largest pharmaceutical companies to emerging biotechs. As a Public Benefit Corporation, Veeva is committed to balancing the interests of all stakeholders, including customers, employees, shareholders and the industries it serves. For more information, visit veeva.com.
Veeva uses its ir.veeva.com website as a means of disclosing material non-public information, announcing upcoming investor conferences, and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Forward-looking Statements
This release contains forward-looking statements regarding Veeva’s expected future performance and, in particular, includes quotes from management and guidance, provided as of May 30, 2024, about Veeva’s expected future financial results. Estimating guidance accurately for future periods is difficult. It involves assumptions and internal estimates that may prove to be incorrect and is based on plans that may change. Hence, there is a significant risk that actual results could differ materially from the guidance we have provided in this release and we have no obligation to update such guidance. There are also numerous risks that have the potential to negatively impact our financial performance, including issues related to the performance, security, or privacy of our products, competitive factors, customer decisions and priorities, events that impact the life sciences industry, general macroeconomic and geopolitical events (including inflationary pressures, changes in interest rates, currency exchange fluctuations and impacts related to Russia’s invasion of Ukraine and the Israel-Hamas conflict), and issues that impact our ability to hire, retain and adequately compensate talented employees. We have summarized what we believe are the principal risks to our business in a section titled “Summary of Risk Factors” on pages 9 and 10 in our filing on Form 10-K for the period ended January 31, 2024 which you can find here. Additional details on the risks and uncertainties that may impact our business can be found in the same filing on Form 10-K and in our subsequent SEC filings, which you can access at sec.gov. We recommend that you familiarize yourself with these risks and uncertainties before making an investment decision.

###
Investor Relations Contact:     Media Contact:
Gunnar Hansen Maria Scurry
Veeva Systems Inc. Veeva Systems Inc.
267-460-5839 781-366-7617
ir@veeva.com pr@veeva.com

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	3

VEEVA SYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30, 2024	January 31, 2024
Assets
Current assets:
Cash and cash equivalents	$1,197,196	$703,487
Short-term investments	3,567,841	3,324,269
Accounts receivable, net	362,320	852,172
Unbilled accounts receivable	38,771	36,365
Prepaid expenses and other current assets	78,820	86,918
Total current assets	5,244,948	5,003,211
Property and equipment, net	58,042	58,532
Deferred costs, net	23,967	23,916
Lease right-of-use assets	44,583	45,602
Goodwill	439,877	439,877
Intangible assets, net	58,231	63,017
Deferred income taxes	266,060	233,463
Other long-term assets	51,850	43,302
Total assets	$6,187,558	$5,910,920

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$31,930	$31,513
Accrued compensation and benefits	38,755	43,433
Accrued expenses and other current liabilities	41,187	32,980
Income tax payable	71,567	11,862
Deferred revenue	1,029,455	1,049,761
Lease liabilities	10,392	9,334
Total current liabilities	1,223,286	1,178,883
Deferred income taxes	705	2,052
Lease liabilities, noncurrent	45,351	46,441
Other long-term liabilities	28,835	38,720
Total liabilities	1,298,177	1,266,096
Stockholders’ equity:
Class A common stock	2	2
Additional paid-in capital	2,017,904	1,915,002
Accumulated other comprehensive loss	(30,646)	(10,637)
Retained earnings	2,902,121	2,740,457
Total stockholders’ equity	4,889,381	4,644,824
Total liabilities and stockholders’ equity	$6,187,558	$5,910,920

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	4

VEEVA SYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended April 30,
	2024	2023
Revenues:
Subscription services(4)	$533,955	$414,546
Professional services and other(5)	116,390	111,779
Total revenues	650,345	526,325
Cost of revenues(6):
Cost of subscription services	78,148	67,575
Cost of professional services and other	95,736	99,088
Total cost of revenues	173,884	166,663
Gross profit	476,461	359,662
Operating expenses(6):
Research and development	162,711	146,960
Sales and marketing	97,301	88,503
General and administrative	61,277	62,669
Total operating expenses	321,289	298,132
Operating income	155,172	61,530
Other income, net	51,729	30,248
Income before income taxes	206,901	91,778
Income tax provision (benefit)	45,237	(39,743)
Net income	$161,664	$131,521
Net income per share:
Basic	$1.00	$0.82
Diluted	$0.98	$0.81
Weighted-average shares used to compute net income per share:
Basic	161,421	159,852
Diluted	164,394	162,521
Other comprehensive income:
Net change in unrealized loss on available-for-sale investments	$(18,861)	$5,428
Net change in cumulative foreign currency translation loss	(1,148)	(58)
Comprehensive income	$141,655	$136,891

(4) Includes subscription services revenues from the following product areas:
Veeva Commercial Solutions	$261,316	$239,324
Veeva R&D Solutions	272,639	175,222
Total subscription services	$533,955	$414,546

(5) Includes professional services and other revenues from the following product areas:
Veeva Commercial Solutions	$48,772	$44,864
Veeva R&D Solutions	67,618	66,915
Total professional services and other	$116,390	$111,779

(6) Includes stock-based compensation as follows:
Cost of revenues:
Cost of subscription services	$1,554	$1,505
Cost of professional services and other	12,535	12,722
Research and development	41,743	38,906
Sales and marketing	23,043	20,135
General and administrative	17,036	17,451
Total stock-based compensation	$95,911	$90,719

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	5

VEEVA SYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended April 30,
	2024	2023
Cash flows from operating activities
Net income	$161,664	$131,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,499	7,549
Reduction of operating lease right-of-use assets	2,783	3,060
Accretion of discount on short-term investments	(6,187)	(3,407)
Stock-based compensation	95,911	90,719
Amortization of deferred costs	3,803	5,052
Deferred income taxes	(26,539)	(21,514)
Loss on foreign currency from mark-to-market derivative	1,082	180
Bad debt (recovery) expense	(152)	155
Changes in operating assets and liabilities:
Accounts receivable	490,004	289,960
Unbilled accounts receivable	(2,406)	44,104
Deferred costs	(3,854)	3,607
Other current and long-term assets	8,160	(36,298)
Accounts payable	280	1,955
Accrued expenses and other current liabilities	2,597	(3,344)
Income taxes payable	59,705	(329)
Deferred revenue	(31,292)	(1,221)
Operating lease liabilities	(1,643)	(2,693)
Other long-term liabilities	1,101	(3,120)
Net cash provided by operating activities	763,516	505,936
Cash flows from investing activities
Purchases of short-term investments	(777,831)	(612,492)
Maturities and sales of short-term investments	513,929	318,056
Long-term assets	(8,476)	(2,958)
Net cash used in investing activities	(272,378)	(297,394)
Cash flows from financing activities
Proceeds from exercise of common stock options	28,434	15,233
Taxes paid related to net share settlement of equity awards	(24,606)	(16,625)
Net cash provided by (used in) financing activities	3,828	(1,392)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(1,257)	19
Net change in cash, cash equivalents, and restricted cash	493,709	207,169
Cash, cash equivalents, and restricted cash at beginning of period	706,670	889,650
Cash, cash equivalents, and restricted cash at end of period	$1,200,379	$1,096,819

Supplemental disclosures of other cash flow information:
Excess tax benefits from employee stock plans	$3,121	$62,089

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	6

Non-GAAP Financial Measures
In Veeva’s public disclosures, Veeva has provided non-GAAP measures, which it defines as financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. In addition to its GAAP measures, Veeva uses these non-GAAP financial measures internally for budgeting and resource allocation purposes and in analyzing its financial results. For the reasons set forth below, Veeva believes that excluding the following items provides information that is helpful in understanding its operating results, evaluating its future prospects, comparing its financial results across accounting periods, and comparing its financial results to its peers, many of which provide similar non-GAAP financial measures.
•Excess tax benefits. Excess tax benefits from employee stock plans are dependent on previously agreed-upon equity grants to our employees, vesting of those grants, stock price, and exercise behavior of our employees, which can fluctuate from quarter to quarter. Because these fluctuations are not directly related to our business operations, Veeva excludes excess tax benefits for its internal management reporting processes. Veeva management also finds it useful to exclude excess tax benefits when assessing the level of cash provided by operating activities. Given the nature of the excess tax benefits, Veeva believes excluding it allows investors to make meaningful comparisons between our operating cash flows from quarter to quarter and those of other companies.
•Stock-based compensation expenses. Veeva excludes stock-based compensation expenses primarily because they are non-cash expenses that Veeva excludes from its internal management reporting processes. Veeva’s management also finds it useful to exclude these expenses when they assess the appropriate level of various operating expenses and resource allocations when budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use, Veeva believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.
•Amortization of purchased intangibles. Veeva incurs amortization expense for purchased intangible assets in connection with acquisitions of certain businesses and technologies. Amortization of intangible assets is a non-cash expense and is inconsistent in amount and frequency because it is significantly affected by the timing, size of acquisitions and the inherent subjective nature of purchase price allocations. Because these costs have already been incurred and cannot be recovered, and are non-cash expenses, Veeva excludes these expenses for its internal management reporting processes. Veeva’s management also finds it useful to exclude these charges when assessing the appropriate level of various operating expenses and resource allocations when budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to Veeva’s revenues earned during the periods presented and will contribute to Veeva’s future period revenues as well.
•Litigation settlement. We exclude costs related to the settlement of certain litigation matters because they are non-recurring and outside the ordinary course of business. Because these costs are unrelated to our day-to-day business operations, we believe excluding them enables more consistent evaluation of our operating results.
•Income tax effects on the difference between GAAP and non-GAAP costs and expenses. The income tax effects that are excluded relate to the imputed tax impact on the difference between GAAP and non-GAAP costs and expenses due to stock-based compensation and purchased intangibles for GAAP and non-GAAP measures.
There are limitations to using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures provided by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by Veeva’s management about which items are adjusted to calculate its non-GAAP financial measures. Veeva compensates for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in its public disclosures.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Veeva encourages its investors and others to review its financial information in its entirety, not to rely on any single financial measure to evaluate its business, and to view its non-GAAP financial

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	7

measures in conjunction with the most directly comparable GAAP financial measures. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables below.

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	8

VEEVA SYSTEMS INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

The following tables reconcile the specific items excluded from GAAP metrics in the calculation of non-GAAP metrics for the periods shown below:

Reconciliation of Net Cash Provided by Operating Activities (GAAP basis to non-GAAP basis)	Three months ended April 30,
	2024	2023
Net cash provided by operating activities on a GAAP basis	$763,516	$505,936
Excess tax benefits from employee stock plans	(3,121)	(62,089)
Net cash provided by operating activities on a non-GAAP basis	$760,395	$443,847
Net cash used in investing activities on a GAAP basis	$(272,378)	$(297,394)
Net cash provided by (used in) financing activities on a GAAP basis	$3,828	$(1,392)

Reconciliation of Financial Measures (GAAP basis to non-GAAP basis)	Three months ended April 30,
	2024	2023
Cost of subscription services revenues on a GAAP basis	$78,148	$67,575
Stock-based compensation expense	(1,554)	(1,505)
Amortization of purchased intangibles	(1,099)	(1,090)
Cost of subscription services revenues on a non-GAAP basis	$75,495	$64,980

Gross margin on subscription services revenues on a GAAP basis	85.4%	83.7%
Stock-based compensation expense	0.3	0.4
Amortization of purchased intangibles	0.2	0.2
Gross margin on subscription services revenues on a non-GAAP basis	85.9%	84.3%

Cost of professional services and other revenues on a GAAP basis	$95,736	$99,088
Stock-based compensation expense	(12,535)	(12,722)
Amortization of purchased intangibles	(134)	(134)
Cost of professional services and other revenues on a non-GAAP basis	$83,067	$86,232

Gross margin on professional services and other revenues on a GAAP basis	17.7%	11.4%
Stock-based compensation expense	10.8	11.4
Amortization of purchased intangibles	0.1	0.2
Gross margin on professional services and other revenues on a non-GAAP basis	28.6%	23.0%

Gross profit on a GAAP basis	$476,461	$359,662
Stock-based compensation expense	14,089	14,227
Amortization of purchased intangibles	1,233	1,224
Gross profit on a non-GAAP basis	$491,783	$375,113

Gross margin on total revenues on a GAAP basis	73.3%	68.3%
Stock-based compensation expense	2.2	2.7
Amortization of purchased intangibles	0.1	0.3
Gross margin on total revenues on a non-GAAP basis	75.6%	71.3%

Research and development expense on a GAAP basis	$162,711	$146,960
Stock-based compensation expense	(41,743)	(38,906)
Amortization of purchased intangibles	(28)	(28)
Research and development expense on a non-GAAP basis	$120,940	$108,026

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	9

VEEVA SYSTEMS INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended April 30,
	2024	2023

Sales and marketing expense on a GAAP basis	$97,301	$88,503
Stock-based compensation expense	(23,043)	(20,135)
Amortization of purchased intangibles	(3,469)	(3,439)
Sales and marketing expense on a non-GAAP basis	$70,789	$64,929

General and administrative expense on a GAAP basis	$61,277	$62,669
Stock-based compensation expense	(17,036)	(17,451)
Amortization of purchased intangibles	(55)	(55)
Litigation settlement	(5,000)	—
General and administrative expense on a non-GAAP basis	$39,186	$45,163

Operating expense on a GAAP basis	$321,289	$298,132
Stock-based compensation expense	(81,822)	(76,492)
Amortization of purchased intangibles	(3,552)	(3,522)
Litigation settlement	(5,000)	—
Operating expense on a non-GAAP basis	$230,915	$218,118

Operating income on a GAAP basis	$155,172	$61,530
Stock-based compensation expense	95,911	90,719
Amortization of purchased intangibles	4,785	4,746
Litigation settlement	5,000	—
Operating income on a non-GAAP basis	$260,868	$156,995

Operating margin on a GAAP basis	23.9%	11.7%
Stock-based compensation expense	14.7	17.2
Amortization of purchased intangibles	0.7	0.9
Litigation settlement	0.8	—
Operating margin on a non-GAAP basis	40.1%	29.8%

Net income on a GAAP basis	$161,664	$131,521
Stock-based compensation expense	95,911	90,719
Amortization of purchased intangibles	4,785	4,746
Litigation settlement	5,000	—
Income tax effect on non-GAAP adjustments(7)	(20,408)	(79,064)
Net income on a non-GAAP basis	$246,952	$147,922

Diluted net income per share on a GAAP basis	$0.98	$0.81
Stock-based compensation expense	0.58	0.56
Amortization of purchased intangibles	0.03	0.03
Litigation settlement	0.03	—
Income tax effect on non-GAAP adjustments(7)	(0.12)	(0.49)
Diluted net income per share on a non-GAAP basis	$1.50	$0.91
________________________
(7) For the three months ended April 30, 2024 and 2023, management used an estimated annual effective non-GAAP tax rate of 21.0%.

© 2024 Veeva Systems Inc. All rights reserved. Veeva, V, Vault and Crossix are registered trademarks of Veeva Systems Inc.	10